Exhibit 99.1

Contacts: Medivation, Inc. Patrick Machado, Chief Financial Officer (415) 829-4101	WeissComm Partners Jani Bergan (415) 946-1064

MEDIVATION’S MDV3100 DEMONSTRATES SUBSTANTIAL PSA REDUCTIONS IN

FIRST PATIENT GROUPS TREATED IN PHASE 1-2 HORMONE

REFRACTORY PROSTATE CANCER TRIAL

– Early study data from the two lowest dose groups show dose-dependent

PSA declines to date in all patients –

– Conference call to be held today at 8:30 A.M. Eastern time –

SAN FRANCISCO (November 5, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced that its selective androgen receptor modulator, MDV3100, to date has reduced serum levels of prostate specific antigen (PSA), a marker of tumor growth, in the six patients enrolled in the first two dose groups of its ongoing Phase 1-2 trial in hormone refractory prostate cancer. PSA declines were seen in a dose-dependent manner in these patients. In the lowest dose group, after two months of treatment PSA levels declined 45 percent to 66 percent. PSA levels in the second lowest dose group declined 75 percent to 89 percent after the first month of treatment. MDV3100 has been well tolerated to date in both dose groups.

The ongoing Phase 1-2 trial is an open-label U.S. study enrolling prostate cancer patients who have failed standard hormonal therapies. The study is enrolling patients in up to seven dose groups of three patients each at escalating doses, with each group continuing treatment for at least three months barring any safety issues. The six patients enrolled to date comprise the two lowest dose groups, which to date have completed one and two months of treatment. Patient accrual for higher dose groups is ongoing. Once a maximum tolerated dose has been established, treatment at that dose level will be expanded to 20 patients. The study endpoints include safety, tolerability, pharmacokinetics, effects on serum PSA levels and disease progression.

“While these results are still preliminary, the declines in PSA observed at these lowest doses are encouraging and provide proof of concept that castration resistant prostate cancers can still be sensitive to alternative hormone therapies like MDV3100,” said the study’s principal investigator Howard Scher, MD, Chief of the Genitourinary Oncology Service and the D. Wayne Calloway Chair in Urologic Oncology at Memorial Sloan-Kettering Cancer Center.

“The significant, rapid onset PSA declines experienced to date by our first six hormone refractory prostate cancer patients treated with MDV3100 mark an auspicious beginning to this trial,” said David Hung, MD, president and chief executive officer of Medivation. “These declines occurred in a clearly dose-dependent manner at the lowest doses of MDV3100 tested, which suggests that higher doses may produce even greater PSA declines.”

“It is important to consider these data in their proper context,” continued Dr. Hung. “These PSA reductions are early data from a small number of patients. We do not yet know whether they will be confirmed at the end of the study, and even if they are confirmed we do not know if PSA reductions will correlate with an improvement in overall survival, the standard registration endpoint used in most pivotal Phase 3 studies for hormone-refractory prostate cancer. Nonetheless, we believe these early data provide strong proof of concept for MDV3100, and we eagerly await additional study data from these first two groups as well as from the higher dose groups still to come.”

Medivation expects to complete the study, and report final top-line study results, in 2008. If these results are positive, Medivation expects to seek U.S. Food and Drug Administration (FDA) agreement in 2008 to enter pivotal Phase 3 registration studies in hormone refractory prostate cancer.

Teleconference/Webcast

Medivation will host a teleconference at 8:30 a.m. Eastern time today to discuss the data. To participate in the live call by telephone, please dial 800-930-7616 from the United States and Canada or +1913-312-0684 internationally. The conference ID is 5441900. Please dial in approximately ten minutes prior to the start of the call. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com and clicking on the “Investor Relations” section. A replay of the webcast will be available on the Company’s website for 30 days.

About Prostate Cancer

Prostate cancer is the most common noncutaneous malignancy in men and accounts for approximately 10 percent of cancer-related deaths in the United States. The American Cancer Society estimates that approximately 219,000 new cases of prostate cancer will be diagnosed in the United States, and 27,000 men will die of metastatic disease, in 2007. Prostate tumors that have stopped responding to, or are growing despite the use of, active hormone treatment strategies are characterized as hormone-refractory. Median survival in patients with hormone-refractory prostate cancer is about 10 to 18 months.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in clinical development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated timing of clinical and regulatory milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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